Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Actuant Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2013 with respect to the Statements of Net Assets Available for Benefits of The Actuant Corporation 401(k) Plan as of August 31, 2012 and 2011, and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the Supplemental Schedule of Assets (Held at End of Year) as of August 31, 2012.

/s/ WIPFLI LLP
Milwaukee, Wisconsin
October 24, 2013